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                                                              EXHIBIT 99.3

CONTACT:                                             FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


                    BLYTH, INC. COMMENTS ON FULL-YEAR OUTLOOK

GREENWICH, CT, USA, August 29, 2001: Blyth, Inc. (NYSE:BTH) today during its second quarter fiscal year 2002 earnings teleconference commented on its outlook for full year, fiscal 2002 results. Based on management's expectations at this time, previously issued guidance of approximately $2.00 per share will not be attainable. This is largely due to its expectation of continued weakness at retail, particularly in the mass channel. However, management went on to say that it anticipates continued improvement in its PartyLite direct sales business. Blyth, Inc. will announce third quarter, fiscal 2002 results on Thursday, November 29, 2001, followed by a conference call with management at 10 a.m. eastern standard time that day.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's Original Recipe(TM) and Carolina Designs(R) brands and in the mass retail channel under the Ambria(TM), Florasense(R) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions and Foodservice products, including seasonal and home decor products under the Midwest of Cannon Falls(R) brand, decorative seasonal products under the Impact(TM) brand, paper-related products under the Jeanmarie(R) brand and tabletop illumination products and portable heating fuel for the hotel, restaurant and catering trade, under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. Net Sales for the twelve months ended July 31, 2001 totaled $1,168 million.

Blyth, Inc. may be found on the Internet at www.blythinc.com.
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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing


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weakness of the retail environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2001 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2001.

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